Exhibit 10.2

Execution Version

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is dated as of July 10, 2021, by and among each shareholder of Penn Virginia Corporation, a Virginia corporation (“Parent”), set forth on Schedule A hereto (each, a “Shareholder” and collectively, the “Shareholders”), and Lonestar Resources US Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, prior to the execution and delivery of this Agreement, Parent and the Company entered into an Agreement and Plan of Merger, dated as of July 10, 2021 (as the same may be amended or supplemented, the “Merger Agreement”), providing that, among other things, (a) upon the terms and subject to the conditions set forth in the Merger Agreement, Upsilon Merger Sub Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub Inc.”) will merge with and into the Company, with the Company continuing as the surviving entity and then merging with and into Pi Merger Sub LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent (“Merger Sub LLC”), with Merger Sub LLC continuing as the surviving entity and a wholly-owned Subsidiary of Parent (the “Integrated Mergers”), and (b) each outstanding share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) will be converted into shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) as provided in the Merger Agreement;

WHEREAS, each Shareholder beneficially owns such number of shares of Pi Preferred Stock set forth opposite such Shareholder’s name on Schedule A hereto (with respect to each Shareholder, such shares of Pi Preferred Stock are referred to herein as the “Subject Shares”); and

WHEREAS, the Company has requested and expects that the Shareholders enter into this Agreement no later than the Support Agreement Deadline.

NOW, THEREFORE, in consideration of the Company entering into, the Merger Agreement, and in consideration of the promises and the representations, warranties and agreements contained herein and therein, the parties, intending to be legally bound hereby, agree as follows:

1. Representations and Warranties of each Shareholder. Each Shareholder hereby represents and warrants to the Company, severally and not jointly, as of the date hereof as follows:

(a) Due Organization. Such Shareholder is an entity duly formed under the laws of its jurisdiction of formation and is validly existing and in good standing under the laws thereof.

(b) Authority; No Violation. Such Shareholder has full organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly approved by the governing authority of such Shareholder and no other organizational proceedings on the part of such Shareholder are necessary to approve this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Shareholder and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the Enforceability Exceptions. Neither the execution and delivery of this Agreement by such Shareholder, nor the consummation by such Shareholder of the transactions contemplated hereby, nor compliance by such Shareholder with any of the terms or provisions hereof, will (x) violate any provision of the governing documents of such Shareholder, (y) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to such Shareholder, or any of its properties or assets, or (z) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the creation of any lien, claim, mortgage, encumbrance, pledge, deed of trust, security interest, equity or charge of any kind (each, a “Lien”) upon any of the Subject Shares pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Shareholder is a party, or by which it or any of its properties or assets may be bound or affected, except, in the case of this clause (z), for such matters that would not, individually or in the aggregate, impair the ability of such Shareholder to perform its obligations under this Agreement.

(c) The Subject Shares. As of the date of this Agreement, such Shareholder is the beneficial owner of and, together with the applicable controlling entity or entities of such Shareholder (as applicable, the “Controlling Entities”), has the sole right to vote and dispose of such Shareholder’s Subject Shares, free and clear of any Liens whatsoever, except for any Liens which arise hereunder, restrictions on certain non-transferrable Subject Shares held in indemnity escrow accounts pursuant to contracts in effect prior to the date of this Agreement, and transfer restrictions contained in the Amended and Restated Agreement of Limited Partnership of PV Energy Holdings, L.P. None of the Subject Shares is subject to any voting trust or other similar agreement, arrangement or restriction, except as contemplated by this Agreement. Without limiting the generality of the foregoing, (i) there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Shareholder to sell, transfer (including by tendering into any tender or exchange offer), assign, grant a participation interest in, option, pledge, hypothecate or otherwise dispose of or encumber, including by operation of law or otherwise (each, a “Transfer”), any or all of the Subject Shares, other than a Transfer, such as a hedging or derivative transaction, with respect to which such Shareholder (and/or its Controlling Entities) retains its Subject Shares and the sole right to vote, dispose of and exercise dissenters’ rights with respect to its Subject Shares during the Applicable Period (as defined below), and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

(d) Absence of Litigation. As of the date hereof, there is no litigation, suit, claim, action, proceeding or investigation pending, or to the knowledge of such Shareholder, threatened against such Shareholder, or any property or asset of such Shareholder, before any Governmental Entity that seeks to delay or prevent the performance by such Stockholder of its obligation under this Agreement.

(e) No Consents Required. No consent of, or registration, declaration or filing with, any Person or Governmental Entity is required to be obtained or made by or with respect to such Shareholder in connection with the execution, delivery and performance of this Agreement by such Shareholder, except for any applicable requirements and filings with the SEC, if any, under the Exchange Act and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Shareholder of such Shareholder’s obligations under this Agreement in any material respect.

(f) Expectation of the Company. Such Shareholder understands and acknowledges that the Company has entered into the Merger Agreement with the expectation that such Shareholder would execute and deliver this Agreement.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Shareholder as of the date hereof as follows:

(a) Due Organization. The Company is a corporation duly incorporated under the laws of Delaware and is validly existing and in good standing under the laws thereof.

(b) Authority; No Violation. The Company has full corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement have been duly and validly approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the Shareholders) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (x) violate any provision of the governing documents of the Company or the certificate of incorporation, bylaws or similar governing documents of any of the Company’s Subsidiaries, (y) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of the Company’s Subsidiaries, or any of their respective properties or assets, or (z) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of the Company’s Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of the Company’s Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

3. Covenants of Each Shareholder. Each Shareholder, severally and not jointly, agrees as follows; provided that all of the following covenants shall apply solely to actions taken by such Shareholder in its capacity as a shareholder of Parent:

(a) Agreement to Vote Subject Shares. During the Applicable Period, at any meeting of the shareholders of Parent, however called, or at any postponement or adjournment thereof, such Shareholder shall, and shall cause any holder of record of its Subject Shares on any applicable record date to, vote, in person or by proxy, all of the Subject Shares beneficially owned by such Shareholder on such date, which shall, when combined with any other shares of Pi Preferred Stock with respect to which Juniper Capital Advisors, L.P. has sole or shared voting power (“Juniper Stock”), be no fewer than the number of Subject Shares sufficient to approve the issuance of Parent Common Stock pursuant to the Merger Agreement (such issuance of Parent Common Stock, the “Share Issuance,” and such minimum number of Subject Shares, the “Subject Shares Minimum”): (i) in favor of the Share Issuance and approval of any other matter that is required to be approved by the shareholders of Parent in order to effect the Integrated Mergers and (ii) against any proposal made (A) in opposition to the Share Issuance or (B) in support of an Acquisition Proposal with respect to Parent. During the Applicable Period, such Shareholder (and/or its Controlling Entities) shall retain at all times the right to vote the Subject Shares Minimum (when combined with any other Juniper Stock) in such Shareholder’s sole discretion and without any other limitation on those matters other than those set forth in this Section 3(a) that are at any time or from time to time presented for consideration to Parent’s shareholders generally. During the Applicable Period, in the event that any meeting of the shareholders of Parent is held with respect to the Integrated Mergers or Merger Agreement or any transactions contemplated thereby, such Shareholder shall (or shall cause the holder of record on any applicable record date to) appear at such meeting or otherwise cause all of the Subject Shares beneficially owned by such Shareholder on such date (which shall be no fewer than the Subject Shares

Minimum when combined with any other Juniper Stock) to be counted as present thereat for purposes of establishing a quorum. During the Applicable Period, such Shareholder further agrees not to commit or agree, and to cause any record holder of Subject Shares it continues to beneficially own not to commit or agree, to take any action inconsistent with the foregoing during the Applicable Period. “Applicable Period” means the period from and including the date of this Agreement to and including the date of the termination of this Agreement. For the avoidance of doubt, as used in this Section 3(a) and this Agreement generally, the term “Acquisition Proposal” shall have the meaning assigned to such term in the Merger Agreement and is modified by the language provided in Sections 4.2 and 5.4(d) of the Pi Disclosure Letter.

(b) Irrevocable Proxy. In order to secure the obligations set forth herein, each Shareholder hereby irrevocably appoints the Company, or any nominee thereof, with full power of substitution and resubstitution, as its true and lawful proxy and attorney-in-fact, only in the event that such Shareholder does not comply with its obligations in Section 3(a), to vote with respect to such Shareholder’s Subject Shares beneficially owned at such time (which shall be no fewer than the Subject Shares Minimum when combined with any other Juniper Stock) in accordance with Section 3(a) and with respect to any proposed postponements or adjournments of any meeting of the shareholders of Parent at which any of the matters described in Section 3(a) are to be considered. Each Shareholder hereby affirms that this proxy is coupled with an interest and shall be irrevocable, except upon termination of this Agreement, and such Shareholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Shareholder with respect to any of its Subject Shares. This proxy shall be revoked automatically upon the termination of this Agreement pursuant to Section 5 (whether as to such Shareholder or all Shareholders), and Parent may terminate this proxy at any time at its sole election by written notice provided to each Shareholder. The Company may terminate this proxy at any time at its sole election by written notice provided to each Shareholder.

(c) Transfer Restrictions. Except as provided in the last sentence of this Section 3(c), such Shareholder agrees not to, and to cause any record holder of its Subject Shares, not to, in any such case directly or indirectly, during the Applicable Period (i) Transfer or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any of its Subject Shares (or any interest therein) to any Person to the extent such Transfer would reduce such Shareholder’s Subject Shares (when combined with any other Juniper Stock) below the Subject Shares Minimum or (ii) grant any proxies, or deposit any of its Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to its Subject Shares to the extent such proxies/deposits would violate Section 3(a) hereof, other than pursuant to this Agreement. Subject to the last sentence of this Section

3(c), such Shareholder further agrees not to commit or agree to take, and to cause any record holder of any Subject Shares it continues to beneficially own not to commit or agree to take, any of the foregoing actions during the Applicable Period. Notwithstanding the foregoing, such Shareholder shall have the right to (a) Transfer its Subject Shares to an Affiliate if such Affiliate shall have agreed in writing, (i) to accept such Subject Shares subject to the terms and conditions of this Agreement, and (ii) to be bound by this Agreement as if it were “a Shareholder” for all purposes of this Agreement; provided, however, that no such transfer shall relieve such Shareholder from its obligations under this Agreement with respect to any Subject Shares it continues to beneficially own, and (b) Transfer any number of Subject Shares that would not result in such Shareholder’s ownership (when combined with any other Juniper Stock) falling below the Subject Shares Minimum.

(d) Adjustment to Subject Shares. In case of a stock dividend or distribution, or any change in the Pi Preferred Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Subject Shares,” as used with respect to such Shareholder, shall be deemed to refer to and include such Shareholder’s Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such Shareholder’s Subject Shares may be changed or exchanged or which are received in such transaction.

(e) Non-Solicitation. Except to the extent that Parent or its Board of Directors is permitted to do so under the Merger Agreement, but subject to any limitations imposed on Parent or its Board of Directors under the Merger Agreement, such Shareholder agrees, solely in its capacity as a shareholder of Parent, that it shall not, and shall cause its Affiliates and shall use its reasonable best efforts to cause its and their respective Representatives not to (i) directly or indirectly initiate or solicit, or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information relating to Parent or any of its Subsidiaries) any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal with respect to Parent, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Parent or any of its Subsidiaries to any Person that has made an Acquisition Proposal with respect to Parent or to any Person in contemplation of making an Acquisition Proposal with respect to Parent, or (iii) accept an Acquisition Proposal with respect to Parent or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal with respect to Parent or (B) requiring, intending to cause, or which could reasonably be expected to cause Parent to abandon, terminate or fail to consummate the Integrated Mergers or any other transaction contemplated by the Merger Agreement. Each

Shareholder will, and will cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal with respect to Parent. Nothing contained in this Section 3(e) shall prevent any Person affiliated with such Shareholder who is a director or officer of Parent from taking actions in his capacity as a director or officer of Parent, including taking any actions permitted under Section 5.4 of the Merger Agreement. For the avoidance of doubt, as used in this Section 3(e) and this Agreement generally, the term “Acquisition Proposal” shall have the meaning assigned to such term in the Merger Agreement and is modified by the language provided in Sections 4.2 and 5.4(d) of the Pi Disclosure Letter.

4. Assignment; No Third-Party Beneficiaries. Except as provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties hereto, except that the Company may assign, it its sole discretion, any or all of its rights, interest and obligations hereunder to any direct or indirect wholly-owned Subsidiary of the Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

5. Termination. This Agreement and the covenants and agreements set forth in this Agreement shall automatically terminate (without any further action of the parties) upon the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms; (b) the Effective Time; (c) as to a Shareholder, the date of any modification, waiver or amendment to the Merger Agreement effected without such Shareholder’s consent that materially adversely affects the interests of such Shareholder (whether in manner that is applicable to holders of Company Common Stock generally or otherwise); and (d) the mutual written consent of the parties hereto. In the event of termination of this Agreement pursuant to this Section 5, this Agreement shall become void and of no effect with no liability on the part of any party; provided, however, that no such termination shall relieve any party from liability for any breach hereof prior to such termination.

6. General Provisions.

(a) Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt (or the first Business Day following such receipt if the transmission is after 5 p.m. Central Time on such date or if the date is not a Business Day) of transmission by electronic mail, or (c) on the date of confirmation of receipt (or the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized overnight courier service. All notices hereunder shall be delivered to the address or electronic mail set forth beneath the name of such party below (or to such other address or electronic mail as such party shall have specified in a written notice given to the other parties hereto):

(i) If to the Shareholders, to:

C/o Juniper Capital

2727 Allen Parkway, #1850

Houston, TX 77019

Attention: Edward Geiser / Tim Gray

Email: legalnotices@juncap.com

(ii) If to Company, to:

Lonestar US Resources Inc.

111 Boland Street, Suite 300

Fort Worth, TX 76107

Attention: Frank Bracken

Email: fbracken@lonestarresources.com

With copies (which shall not constitute notice) to:

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: T. Mark Kelly; Lande A. Spottswood

Email: mkelly@velaw.com; lspottswood@velaw.com

(c) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section in this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to July 10, 2021.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

(e) Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the parties hereto and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required.

(g) Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (i) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction and (ii) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement; provided that the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith in general fashion to modify this Agreement so as to effect the original interest of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

(h) Waiver.

(i) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(ii) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(i) Further Assurances. Each Shareholder will, from time to time, (i) at the reasonable request of the Company take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things reasonably necessary to carry out the intent and purposes of this Agreement and (ii) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company may reasonably request for the purpose of effectively carrying out the intent and purposes of this Agreement.

(j) Publicity. Except as otherwise required by law (including securities laws and regulations) and the regulations of any national stock exchange, so long as this Agreement is in effect, no Shareholder shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement or the Merger Agreement, without the consent of the Company, which consent shall not be unreasonably withheld.

(k) Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. Notwithstanding the foregoing, the term “Affiliate” as used in Section 3(e) of this Agreement shall not include (i) Parent and any of its Subsidiaries or (ii) any portfolio company of Juniper Capital Advisors, L.P. or Juniper Capital Investment Management, L.P. or of their respective affiliated investment funds, except for any portfolio company taking any action that would otherwise be prohibited by Section 3(e) at the direction or encouragement of any Shareholder or Controlling Entity.

7. Shareholder Capacity. Each Shareholder signs solely in its capacity as the beneficial owner of its Subject Shares and nothing contained herein shall limit or affect any actions taken by any officer, director, partner, Affiliate or representative of such Shareholder who is or becomes an officer or a director of Parent in his or her capacity as an officer or director of Parent, and none of such actions in such capacity shall be deemed to constitute a breach of this Agreement. Each Shareholder signs individually solely on behalf of itself and not on behalf of any other Shareholder; all representations, warranties, covenants and agreements of each Shareholder set forth in this Agreement are made severally by such Shareholder and not jointly with any other Shareholder; and no Shareholder shall be responsible in any way for any other Shareholder’s breach of or failure to perform its obligations under this Agreement.

8. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages would not be a sufficient remedy of any such breach. It is accordingly agreed that, in addition to any other remedy to which they are entitled at law or in equity, the parties hereto shall be entitled to specific performance and injunctive or other equitable relief, without the necessity of proving the inadequacy of money damages. Notwithstanding the foregoing, the Company agrees that with respect to any damage claim that might be brought against any Shareholder or any of its Affiliates under this Agreement, and without regard to whether such claim sounds in contract, tort or any other legal or equitable theory of relief, that damages are limited to actual damages and expressly waive any right to recover special damages, including, without limitation, lost profits as well as any punitive or exemplary damages. The parties hereto further agree that any action or proceeding relating to this Agreement or the transactions contemplated hereby shall be brought and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the district of Delaware) and any appellate court from any thereof. In addition, each of the parties hereto (a) consents that each party hereto irrevocably submits to the exclusive jurisdiction and venue of such courts listed in this Section 8 in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby and (b) agrees that each party hereto irrevocably waives the defense of an inconvenient forum and all other defenses to venue in any such court in any such action or proceeding. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE ANY OF SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company or any other Person any direct or indirect ownership or incidence of ownership of, or with respect to, any Subject Shares. Subject to the restrictions and requirements set forth in this Agreement, all rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to each Shareholder, and this Agreement shall not confer any right, power or authority upon the Company or any other Person to direct the Shareholders in the voting of any of the Subject Shares (except as otherwise specifically provided for herein).

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

Lonestar Resources US Inc.
By:	/s/ Frank D. Bracken III
	Name:	Frank D. Bracken III
	Title:	Chief Executive Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

SHAREHOLDERS:

ROCKY CREEK RESOURCES, LLC

By:	/s/ Edward Geiser
	Name:	Edward Geiser
	Title:	Authorized Person

JSTX HOLDINGS, LLC

By:	/s/ Edward Geiser
	Name:	Edward Geiser
	Title:	Authorized Person

[Signature Page to Support Agreement]

Schedule A

Name of Shareholder	No. of Shares of Pi Preferred Stock
Rocky Creek Resources, LLC	54,061.41
JSTX Holdings, LLC	171,428.57

A-1